Exhibit 23.5

HAIWEN & PARTNERS

ATTORNEYS AT LAW

Room 1711, Beijing Silver Tower, No.2, Dong San Huan North Road,

Chao Yang District, Beijing, 100027, P.R.C.

Tel: (8610)6410 6566 Fax: (8610)6410 6928/6410 6929

October 7, 2005

We hereby give our written consent to the filing of the Form F-1 to the Securities and Exchange Commission on September 13, 2005 in connection with the proposed offering of American depository shares representing the ordinary shares of A-Max Technology Limited with the inclusion therein of the references to our name and our opinion therein in the form and context in which they appear.

/s/ Haiwen & Partners
Haiwen & Partners
October 7, 2005